EXHIBIT (16.2)

                          [KPMG Peat Marwick LLP Logo]

July 21, 1998



Mr. Joel Ronkin
Vice President & General Counsel
National Auto Finance Company
One Park Place, Suite 200
621 NW 53 Street
Boca Raton, FL 33487

   Re: National Auto Finance Company, Inc.'s Form 8-K/A filed June 17, 1998 File No. 0-22067

Dear Mr. Ronkin:

We have read the revised disclosures regarding capitalization of costs set forth in the Company's Form 8-K/A, Amendment No. 2, filed June 17, 1998.

With respect to the Company's statement that the issue is more precisely characterized as an "initial [difference] of opinion based on incomplete facts .
 . .," we disagree with such statement. To the contrary, the issue of the capitalization of costs related to construction of the Company's loan service center was raised repeatedly with Company personnel. The Company maintained throughout a period of several weeks that costs such as administrative employee
compensation,   travel,   consulting   studies,   and  other   non-capitalizable
expenditures should be capitalized. Although the Company did not provide justification for its position, it continued to maintain such costs on its balance sheet and to state that it should be permitted to do so. The Company ultimately expensed such costs at December 31, 1997.

Very truly yours,

KPMG Peat Marwick LLP

/s/ William H. Kline

William Kline, Partner

cc:  Louise M. Dorsey